Exhibit (h)(10)

ADMINISTRATION AGREEMENT

October 2, 2006

Brown Brothers Harriman & Co.

40 Water Street

Boston, MA 02109

Dear Sir or Madam:

Consulting Group Capital Market Funds (the “Trust”), a business trust organized under the laws of the State of Massachusetts confirms its Agreement (the “Agreement”) with Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts (the “Administrator”) effective January 1, 2007 (“Effective Date”), as follows:

DEFINITIONS. As used in this Agreement:

“Authorized Person” means any officer of the Trust, Fund and any other person (including without limitation the Custodian or other third-party agent of the Trust or the applicable Fund) duly authorized by the applicable Fund’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund and provided to the Administrator separately by an officer of the Fund, as the same may be amended from time to time by notice to the Administrator. An Authorized Person’s scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons List.

“Custodian” means, for the Trust, the custodian identified opposite such Portfolio’s name on Appendix D.

“Federal Securities Laws” has the meaning set forth in Section (e)(1) of Rule 38a-1 promulgated under the 1940 Act.

“Funds” means the Portfolio’s identified on Appendix D annexed hereto, as the same may be amended from time by notice to the Administrator.

“Governing Documents” means, with respect to each of the Portfolios, (i) the declaration of trust (ii), if applicable, the currently effective prospectus under the 1933 Act, (iii) the most recent statement of additional information, and (iv) a certified copy of resolutions of the Trust’s board approving the engagement of the Administrator to provide accounting and administration services hereunder.

“1933 Act” means the Securities Act of 1933, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Oral Instructions” mean oral instructions received by and officer of the Trust or the Administrator from a person reasonably believed by the Administrator to be an Authorized Person.

“Portfolios” means the portfolios of the Trust, and each such Portfolio identified on Appendix D.

“SEC” means the Securities and Exchange Commission.

“Shares” mean the shares of beneficial interest of any Portfolio.

“Written Instructions” mean written instructions signed by an Authorized Person delivered to the Administrator. Such instructions include, without limitation, standing instructions, and may be delivered by hand, mail, email or other electronic transmission, tested telegram, cable, telex or facsimile sending device, or such other method specifically agreed in writing by the parties hereto, in each case in accordance with proper testing and authentication procedures.

1. Investment Description; Appointment

The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Master Trust Agreement dated April 12, 1991, as amended from time to time (the “Master Trust Agreement”), in its Prospectus and Statement of Additional Information as from time to time in effect and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the “Board”). Copies of the Trust’s Prospectus, Statement of Additional Information and Master Trust Agreement have been or will be submitted to Administrator. Citigroup Investment Advisory Services, Inc. serves as the Trust’s investment advisor ( the “Advisor”) and the Trust desires to employ and hereby appoints Administrator to act as its administrator. Administrator accepts this appointment and agrees to furnish the services to the Trust for the compensation set forth below pursuant to the terms of this Agreement Administrator may not delegate any of its duties or obligations hereunder to a third party, without the prior written consent of the Trust, provided that:

(i)	The Trust’s consent to any proposed delegation to a third party shall not be unreasonably withheld or delayed; and

(ii)	For the avoidance of doubt, Administrator may delegate, with the consent of the Trust, responsibility for performing services under the Administrator Agreement to affiliated entities or persons of Administrator, provided that such entities or persons shall remain subject to the general supervision of Administrator and Administrator shall remain responsible to the Trust for the performance of such services in accordance with the provisions of this Administration Agreement.”

2. Services as Administrator

Subject to the supervision and direction of the officers of the Trust, the Administrator will perform the administrative services described in Appendix A hereto. Additional services may be provided by the Administrator upon the request of the Trust as mutually agreed from time to time. Such services will include but not be limited to the following:

Administrator will (a) assist in supervising all aspects of the Trust’s operations except those performed by (i) the Trust’s investment advisor under its investment advisory agreement, (ii) the Trust’s principal underwriter under its distribution agreement and (iii) the Trust’s transfer agent under its transfer agency agreement; (b) supply the Trust with office facilities (which may be in Administrator’s own offices), clerical, accounting and bookkeeping services, including, but not limited to, the calculation of the net asset value of shares of each of the Trust’s Portfolios, and (c) prepare reports to shareholders of the Trust, tax returns and reports to and filings with the SEC and state blue sky authorities.

Administrator acknowledges that all books and records maintained by Administrator on behalf of the Trust are and shall remain the property of the Trust, and will be delivered (a) to the Trust or such other person as the Trust may designate upon request of the Trust; and (b) to the extent the Advisor reasonably requires such books and records to perform its duties, to the Advisor upon request of the Advisor. Unless otherwise agreed to by the parties, Administrator will incur all reasonable costs associated with the delivery of such documentation. This provision shall survive any termination of this Agreement.

Administrator will provide standard reporting and information and such other information and reporting as may be agreed upon from time to time and as may be reasonably requested by the Trust CCO in order to perform his or her functions as required by Investment Company Act of 1940 Rule 38a-1.

3. Compensation

In consideration of the services rendered pursuant to this Agreement, the Trust will pay Administrator such compensation and under such terms as set forth in the attached Appendix B.

4. Expenses

Administrator will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any, fees of the members of the Board of the Trust who are not officers, directors or employees of Citigroup Global Markets Inc. (“CGMI”) or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder, SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Trust’s and Board members’ proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses; costs of maintaining the Trust’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders, officers or Board or any of their respective committees and any non-routine and/or extraordinary expenses.

5. Standard of Care

Administrator shall exercise reasonable care in rendering the services listed in paragraph 2 above, and Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Administrator against liability to the Trust or to its shareholders to which Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Administrator’s reckless disregard of its obligations and duties under this Agreement.

6. Term of Agreement

This Agreement shall continue until the third anniversary of the Effective Date provided that:

a.	Either party may terminate this Agreement by giving at least ninety (90) days written notice of termination to the other party, provided that such notice specifies a termination date that is on or after the first anniversary of the Effective Date.

b.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party, nor may the duties of either party hereunder be delegated, without the prior written consent of the other party.

c.	Either party may terminate this Agreement upon written notice to the other party, in the event the other party breaches any of its material obligations under this Agreement in any material respect, and does not cure such breach within sixty (60) days of written notice of such breach from the terminating party.

d	In the event of a termination of this Agreement under this Section 6, Administrator will use commercially reasonable efforts to cooperate with CGMI in an orderly transition until the Trust has retained a replacement administrator; provided that CGMI will use all commercially reasonable efforts to have a replacement administrator to the Trust retained within one hundred eighty (180) days after written notice of termination is provided to the Trust. Notwithstanding the foregoing, Administrator’s obligation to cooperate with an orderly transition shall terminate ninety (90) days after written notice of termination is provided to the Trust, unless otherwise agreed to by the parties. The costs associated with the conversion of assets from Administrator to a new service provider upon termination of this Agreement shall be borne pursuant to the agreement of the parties at the time of termination.

7. Confidentiality

All material and information supplied by one party to the other party, including, but not limited to, all information that is furnished to Administrator regarding shareholders of the Trust (“Client Information”), is confidential and proprietary (such material and information, including Client Information, “Confidential Information”). Client Information shall not include information already in the public domain. Confidential Information received by a receiving party shall not include information in the public domain through no wrongful act of such receiving party or of any affiliate thereof or information that is independently developed by the receiving party. Confidential Information shall be used by the receiving party solely in the performance of its obligations pursuant to this Agreement, except that all Client Information shall be the Trust’s sole property and the Trust may use Client information as it sees fit. Each party shall receive Confidential Information in confidence and not disclose Confidential

Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement, or except as may be required by law or agreed upon in writing by the other party. Upon written request or upon the termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control, except to the extent such party must retain copies of such Confidential Information under applicable law.

Each party agrees to: (a) use commercially reasonable safeguards and security procedures and take reasonable precautions to protect the confidentiality and security of the Confidential Information; including at least the same degree of care in safeguarding the Confidential Information as it uses to safeguard its own proprietary and confidential information; (b) not make disclosure of any of the Confidential Information to anyone except those employees, consultants and professional advisors to whom disclosure is necessary for the purposes stated in this Agreement; to such other recipients as the Trust may approve in writing; and except as required by law; (c) appropriately notify such employees, consultants, advisors and others that the disclosure is made in confidence and to require such discloses not already under an obligation of confidentiality to the Trust to keep the same in confidence in accordance with the terms and conditions of this Agreement; (d) not copy or transmit the Confidential Information unless specifically authorized or for the purposes stated in this Agreement; and (e) not intentionally access any Client Information that is not required in connection with performing its obligations under this Agreement and that if it or its employees or agents (i) intentionally access any Client Information that is not required in connection with performing its obligations under this Agreement or (ii) improperly disclose such Client Information that it will immediately notify the Trust and take all appropriate and reasonable steps as directed by the Trust to protect and/or destroy such Client Information.

As between the Trust and the Administrator, Client Information and all applicable intellectual property rights embodied in the Client Information shall remain the property of the Trust.

The Administrator acknowledges that it has received and reviewed a copy of the Trust’s privacy policy applicable to Client Information and it agrees that it will not act in a manner that is inconsistent with such policy. The Trust agrees to promptly notify the Administrator in writing of changes to the Trust’s privacy policy. Without limiting the foregoing, the Administrator shall not directly or through an affiliate, disclose any Client Information, including account numbers, access numbers, or access codes for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted by this Agreement, the Privacy Policy of the Trusts, and as permitted in Section 248.12 of Regulation S-P.

8. Service to Other Companies or Accounts

The Trust understands that Administrator now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Trust has no objection to Administrator so acting. In addition, the Trust understands that the persons employed by Administrator or its affiliates to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Administrator or its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9. Indemnification

The Trust agrees to defend, indemnify and hold harmless Administrator and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) (“indemnitees”) against any direct loss, claim, expense or cost of any kind (including reasonable attorney’s fees) (collectively, “Loss”) resulting or arising in connection with this Agreement or from the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee acted with gross negligence, willful misfeasance, bad faith or reckless disregard of its duties in connection with such Loss. This indemnification shall be limited by the 1940 Act, and relevant state law. Each indemnitee shall be entitled to advancement of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

Administrator agrees to defend, indemnify and hold harmless the Trust and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) (“indemnitees”) against any direct loss, claim, expense or cost of any kind (including reasonable attorney’s fees) (collectively, “Loss”) resulting or arising in connection with this Agreement or form the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee acted with gross negligence, willful misfeasance, bad faith or reckless disregard of its duties in connection with such Loss. This indemnification shall be limited by the 1940 Act, and relevant state law. Each indemnitee shall be entitled to advancement of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10. Liability for Fund Accounting Service

Notwithstanding the provisions in Section 9 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 10.1 through 10.4 below.

10.1. The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV due to an error in calculation greater than or equal to 1/2 of 1% of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

10.2. In no event shall the Administrator be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

10.3 The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager of adviser of the Fund and those sources listed on Appendix C), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

10.4. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

11. Limitations of Liability

The Trust and Administrator agrees that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust, as provided in Master Trust Agreement and Bylaws. The execution and delivery of this Agreement has been duly authorized by the Trust and Administrator, and signed by an authorized officer of each, acting as such. The Master Trust Agreement is on file with Secretary of the Commonwealth of Massachusetts, as required by Section 6.1 of the Master Trust Agreement. Neither the authorization by the Board members of the Trust, nor the execution and delivery by the officer of the Trust shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Master Trust Agreement and Bylaws.

12. Certain Records

The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request. In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

13. Compliance with Rule 38a-1

The Administrator shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws by the Administrator, and shall employ personnel to administer the Administrator’s policies and procedures who have the same requisite level of skill and competence required to effectively discharge its responsibilities. The Administrator shall also provide the Trust’s chief compliance officer with periodic reports regarding the Administrator’s compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws by the Administrator.

14. Miscellaneous

a. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitations, acts of God: action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities transportation, computer or communications capabilities; insurrection; or clements of nature;

b. There are no third party beneficiaries of this Agreement except those persons or entities listed in Section 9 of this Agreement;

c. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the parties and in compliance with The Citigroup Vendor Policy separately provided to the Administrator;

d. With the exception of Section 11 (“Limitations of Liability”) of this Agreement, which Section shall be construed and interpreted under the laws of the Commonwealth of Massachusetts, this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws, principles and rules thereof. Any legal action of proceeding relating to this Agreement shall be instituted in a state of federal court in New York. The parties agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding;

e. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written;

f. The Administrator shall be an independent contractor and unless expressly authorized shall have no authority to act for or represent the Trust and shall not be deemed to be an agent of the Trust;

g. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion of portions shall be considered severable and unaffected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid;

h. Section and paragraph headings in the Agreement are included for convenience only and are not to be used to construe or interpret this Agreement; and

i. Notices between the parties and their agents and employees may be sent in person, by telecopy, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the parties or their agents. Electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by applicable law, provided that references in this Agreement to written consent or approval by either party shall be restricted to a writing executed by a then-current executive officer of such party. Each party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by singing and returning to us the enclosed copy hereof.

Very truly yours,

Consulting Group Capital Market Funds

By:	/s/ James J. Tracy
Name:	James J. Tracy
Title:	Executive Vice President

Accepted:

Brown Brothers Harriman & Co.

By:	/s/ James R. Kent
Name:	James R. Kent
Title:	Managing Director

Appendices

Appendix A:	Administrative Services Description

Appendix B:	Fee Schedule

Appendix C:	Price Source Schedule

Appendix D:	List of Funds and Portfolios

APPENDIX A

ADMINISTRATIVE SERVICES

Subject to the direction and control of the officers of the Trust and the Board of Trustees of the Trust (“Trustees”), the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Funds (excluding operations performed by the investment adviser, principal underwriter and transfer agent). Without limiting the generality of the foregoing, the Administrator shall:

I. Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Funds.

II. Provide individuals reasonably acceptable to the Trust’s Trustees to serve as assistant officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Trustees and agreeable among the parties.

III. Provide appropriate personnel for Board of Trustees meetings.

IV. Assist with the design, development, and operation of new series of the Trust, including new classes, investment objectives, policies and structure.

V. Design, implement and maintain a disaster recovery program for the Trust’s records that the Administrator maintains.

VI. Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees of the Trust in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

VII. Administer the implementation and required distribution of the Privacy Policy of the Trust as required under Regulation S-P.

VIII. Perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s investment advisory agreement, custodian agreement, fund accounting agreement, distribution agreement, shareholder servicing agreement, and transfer agent agreement.

IX. Fund Accounting.

Fund accounting services involve comprehensive accrual-based recordkeeping and management information. They include maintaining a fund’s books and records in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), net asset value calculation, daily dividend calculation, tax accounting and portfolio accounting.

The designated fund accountants interact with the Trust’s custodian, transfer agent and investment advisor daily.

(a) The Administrator shall maintain the books of account of each Portfolio and shall perform the following duties for each Portfolio:

•	Record general ledger entries for investment, capital share and income and expense activities;

•	Calculate daily expenses, calculate daily income, reconcile daily activity to the trial balance and update the cash availability throughout the day as required by the Trust;

•	Maintain individual ledgers for investment securities, verify investment buy/sell trade tickets when received from the Trust and transmit trades to the Custodian for proper settlement;

•	Monitor for and record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;

•	Calculate capital gains and losses, and determine the net income of each Portfolio;

•	Promptly provide or otherwise make available such reports and statements to the Trust, on a daily or less frequent basis, as shall be reasonably requested by the Trust; and transmit a copy of the daily portfolio valuation to the Trust;

•	Prepare standard monthly reporting package [Schedule of Investments, Statement of Assets and Liabilities (trial balance), Cash Statement, Schedule of Capital Gains and Losses and Cost Roll Forward];

•	Reconcile prior day’s ending cash balance per custodian’s records and the accounting system to the prior day’s ending cash balance per fund accounting’s cash availability report;

•	Reconcile system generated reports to prior day’s calculations of interest, dividends, amortization, accretion, distributions, capital stock and net assets;

•	Input entries to the accounting system reflecting shareholder activity and Fund expense accruals; Calculate various contractual expenses (e.g., advisory and custody fees);

•	Reconcile and Calculate N.O.A. (net other assets). Compile all activity affecting asset and liability accounts other than investment account;

•	Calculate Net Income, Mil Rate and Yield for Daily Distribution Funds. Calculate income on purchase and sales, calculate change in income due to variable rate change, combine all daily income less expenses to arrive at net income, calculate mil rate and yields (1 day, 7 day and 30 day); As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, average dollar-weighted maturity for each Portfolio;

•	Mini-Cycle (except for Money Market Fund) – Review intra day trial balance and reports, review trial balance N.O.A.;

•	Reconcile the portfolio holdings per the system to custodian records;

•	Determine N.A.V. for Fund using market value of all securities and currencies (plus N.O.A.), divided by the shares outstanding, and investigate securities with significant price changes (significant price changes are defined as 9% for equity securities, 2% for fixed-income securities and 1% for foreign currency rates) and deliver a report thereon in a timely manner to reporting services;

•	Money Market Fund Pricing. Monitor valuation for compliance with Rule 2a-7;

•	Monitor mark-to-market comparisons for money market funds;

•	As an interested party, assist Trust’s valuation/pricing committee with respect to valuations of securities for which market quotes are not readily available;

•	7-day yield reporting for Money Market Fund;

•	Communicate statistical data to the financial media (Donoghue, Lipper, Morningstar, Vestek, et al.) pursuant to Written Instruction;

•	Verify the change in market value of securities which saw trading activity per the system;

•	Identify the impact of current day’s Fund activity on a per share basis;

•	Reporting of Price to NASDAQ by First Session Deadline (currently 5:55 P.M.), the final deadline for Fund prices being reported to the newspaper;

•	N.A.V.s are reported to transfer agent upon total completion of above activities;

•	Provide accounting support relating to portfolio management and any contemplated changes in the Trust’s structure or operations;

•	In addition, fund accounting personnel to initiate notification to custodian procedures on outstanding income receivables; provide information to the Trust’s treasurer for reports to shareholders, SEC, Board members, tax authorities, statistical and performance reporting companies and the Trust’s auditors; interface with the Trust’s auditors; prepare monthly reconciliation packages; prepare amortization schedules for premium and discount bonds based on the effective yield method; and calculate daily expenses based on expense ratios supplied by Trust’s treasurer.

(b) The Administrator undertakes to comply with all applicable requirements of the Federal Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

(c) For purposes of calculating the market value of a Portfolio investment, the Administrator shall utilize prices obtained from sources designated by the Administrator (collectively, the “Authorized Price Sources”) on the Price Source Schedule annexed hereto as Appendix C, as the same may be amended by the Trust and the Administrator from time to time, or otherwise designated by means of Written Instructions. If such prices are not available from Authorized Price Sources or for any reason appear to the Administrator to be not reliable, the Administrator shall promptly notify the Trust and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Portfolio investment. The Administrator shall not override valuations received from an Authorized Price Source without Written Instructions from the Trust. The Administrator shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the Trust from time to time, and shall make available to the Administrator from time to time such information or data about any Authorized Price Sources as may be requested by the Trust and that is otherwise available to the Administrator.

(d) The Administrator shall provide information from the books and records of the Funds to their respective independent public accountants and shall provide such account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio as may be reasonably requested.

(e) In order to prevent the disruption of the services to be provided under this Agreement or any appendix, schedule or annex hereto, the Administrator shall maintain at all times appropriate contingency facilities and procedures to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment to provide services under this Agreement, in order that the provision of services hereunder shall continue or be promptly resumed in the event of any reasonably foreseeable adverse event (such as loss of electric power or communications lines, equipment failure, fire, water damage or severe weather conditions). A description of the Administrator’s contingency facilities and procedures has been provided to the Trust. The Administrator may modify such contingency facilities and procedures from time to time. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.

(f) The Administrator agrees to provide such information and assistance from time to time as may be reasonably requested by any of the Funds in connection with such Fund’s compliance procedures and periodic compliance audits. Without limiting the preceding sentence, the Administrator agrees to provide: (i), in connection with the Funds’ compliance programs pursuant to Rule 38a-1 promulgated under the 1940 Act, such periodic reports, documentation, certifications as the Trust or any Fund or their respective compliance officers may reasonably request, and notification as soon as is reasonably practicable of any Material Compliance Matter (as such term is defined in Rule 38a-1 under the 1940 Act) that comes to the attention of the Administrator; (ii) sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 applicable to services for the Funds; and (iii) a copy of each Type II SAS 70 audit report prepared by an independent third party with respect to services hereunder relating to the Funds’ semi-annual shareholder reports, annual shareholder reports and Forms N-Q.

(g) The Trust may, at any time and from time to time, request a modification of the duties and services to be performed by the Administrator hereunder, by reasonably prior written notice specifying such modification is sufficient detail to allow the Administrator to evaluate the request (a “Change Request”). As soon as reasonably practicable after receipt of a Change Request, the Administrator shall respond in writing as to its ability and willingness to so modify its services hereunder, which response shall include any modification of the fees and charges of the Administrator specified in writing pursuant to Section 3 of the Agreement that is appropriate in relation to such modification of services (a “Change Response”). If the Trust accepts the terms of such Change Response, this Agreement, including the compensation hereunder, shall be deemed amended thereby.

IX. Fund Administration.

The fund administration services made available to the Trust fall within five main categories: Financial Reporting and Assistant Treasurer, Performance Measurement, Tax Support, Portfolio Compliance Monitoring and Corporate Secretarial and Regulatory Support.

(a)	Financial Reporting and Assistant Treasurer.

•	The Administrator shall accumulate information for and prepare

•	Within a 60-day production cycle, one annual and one semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.) and the coordination of the layout, printing and mailing of semi-annual and annual reports to shareholders

•	one annual report and one semi-annual report on Form N-SAR

•	one first fiscal quarter report and one third fiscal quarter report on Form N-Q

•	one annual report and one semi-annual report on Form N-CSR

•	one annual Rule 24f-2 Notice

•	Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits

•	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•	Prepare a monthly expense pro forma

•	Provide an “Assistant Treasurer” who may be approved as an officer of the Fund by the Board of Trustees

•	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

•	Prepare Form 1099 reporting for Fund’s independent Trustees

•	Quarterly calculation and reporting of each Portfolio’s portfolio turnover

(b)	Performance Measurement.

•	Calculate time weighted total returns for each Fund (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis

•	If applicable, calculate 30-day SEC yields and report such returns to the Fund on a monthly basis

•	Provide and review each Fund’s performance information disclosed in its financial statements, prospectus and statement of additional information

•	On a monthly basis, reconcile total return calculations to those reported by major database companies

•	At the Fund’s request, report portfolio holdings to identified database companies

•	Monthly portfolio performance reporting for subadvisors and composites

(c)	Tax Support.

•	Prepare fiscal year end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Fund’s prospectus

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

•	Prepare shareholder year-end tax information

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•	Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)

•	Prepare wash sales calculations and other differences required for tax purposes

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•	Provide tax research as requested

(d)	Portfolio Compliance Monitoring.

The Administrator shall perform the following compliance monitoring services with respect to the investments of each Fund on each Business Day unless otherwise specified (“Portfolio Compliance Monitoring Services”):

•	Post trade date monitoring of each Fund’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

•	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•	Post trade date monitoring of each Fund’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations

•	Rule 17g-1 monitoring shall be performed monthly as requested

•	Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•	Post trade monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•	The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Fund’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator

•	Upon request of CCO, conduct seminars for fund accounting and advisory personnel to assist the Fund’s adviser in complying with prospectus guidelines and limitations, 1940 Act requirements and Internal Revenue Code requirements

(e)	Corporate Secretarial and Regulatory Support Services.

•	Subject to supervision by counsel to the Trust, prepare amendments to, file, and maintain the Trust’s governing documents, including the Declaration of Trust (or charter as the case may be), the Bylaws, and minutes of meetings of shareholders;

•	Provide an “Assistant Secretary” who may be approved as an officer of the Fund by the Board of Trustees

•	Maintain calendar for Board matters/approvals

•	Prepare Board and Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Trustees and such other persons as instructed by Authorized Persons of the Fund

•	Review reports produced by the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust’s investment adviser, custodian, sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust examples of such reports include 17e-1, 10f-3 and 17a-7 transaction reports) and administer their review by the Board, follow up on issues raised by the Trustees with respect to such reports

•	Assist the Trust in the 15(c) process, including coordinating and reviewing materials of subadvisors

•	Attend Board and Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings

•	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

•	Maintain calendar for all regulatory matters

•	Subject to supervision by counsel to the Trust, prepare, review and file the Trust’s Registration Statement (on Form N-1A, Form N-14 or any replacements therefor), periodic supplements to the Registration Statement, proxy materials and other filings with the Commission

•	Subject to supervision by counsel to the Trust, prepare and file, or supervise the preparation and filing of, Form N-CSR and Form N-Q and provide any sub-certifications which may reasonably be requested by the Trust’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from the Administrator and other service providers that provide information to be included in such filings

•	Arrange for and coordinate the layout and printing of prospectuses, statements of additional information and proxy materials;

•	Coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes

•	Prepare and file, or supervise the preparation and filing of the fidelity bond with the SEC

•	Prepare and file, or supervise the preparation and filing of, annual Form N-PX

•	Review and comment on shareholder reports

•	Prepare, with the assistance of the Fund’s investment adviser, and sub-adviser, as applicable, communications to shareholders

•	Prepare the materials for and attend shareholder meetings (including preparation of the proxy statement, notice and other solicitation materials and filing such materials with the SEC)

•	Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s subadvisors, custodian, fund accountant, shareholder servicing agent, and transfer agent

•	Review and comment on advertising and sales literature for NASD compliance as requested by the Fund

•	Assist in monitoring regulatory proposals and changes that may affect the Fund

•	Assist the Fund in obtaining a fidelity bond and D&O/E&O insurance policies in accordance with the 1940 Act and applicable rules thereunder

•	Provide information and assistance with inspections by the SEC

•	Assist counsel with management of Trust litigation matters such as record requests

•	Assist Trust in complying with various applicable SEC and DOL exemptive orders and any applicable SEC no-action letters

•	“Blue Sky” Support Services. The Administrator shall select and monitor an independent third party service provider to provide for reasonable and necessary services for compliance with the securities regulations of the fifty states of the United States (“Blue Sky Compliance”) on such terms as the Trust shall direct, or in the absence of such direction, as the Administrator shall reasonably deem appropriate, provided, however, that such arrangement shall require that such service provider act with reasonable care in discharging its duties. The Administrator shall deliver to the Trust, or cause to be delivered to the Trust, regular reports and notices with respect to Blue Sky Compliance and shall be responsible to use reasonable care to enforce the terms of its agreement with the service provider on the Trust’s behalf. The Trust shall be responsible for providing copies of each Fund’s current prospectus and other relevant documents and information relating to the Funds as may be reasonably required for Blue Sky Compliance.

Appendix B

Administrator Fees

I. Fund Accounting and Administration Charges

Annual Asset Charge

First $5 billion in assets	2.75 basis points
Next $5 billion in assets	2.00 basis points

Annual Account Minimum Charges

Fund Minimum	$75,000

Minimums do not apply if, on an annualized basis aggregate relationship level charges exceed the account minimum charges.

II. Chief Compliance Officer Support Services Charge

Per Hour:	$325

III. Blue Sky Registration Charges

$100 per registration (Fee does not include registration costs i.e. State fees)

IV. Out of Pocket Expenses

Administrator will cap the out of pocket charges for the Funds at one-tenth of 1.5 basis points on total assets on an annual basis. Based on a CGCM market value of $6.8 billion, out of pocket charges would therefore be capped at $102,000.00 annually.

Administrator out of pocket charges may include, but are not limited to, postage, courier and overnight mail charges, telephone and telecommunication charges including fax charges, pricing service charges, record retention, retrieval and destruction costs, locally mandated charges, sub-custodian communications expenses, telex expenses, audit reporting expenses, direct expenses such as stamp duties, foreign investor registration, commissions, dividend and income collection charges, proxy charges, taxes, certificate fees, special handling, transfer, withdrawal, Euroclear deposit and withdrawal charges, holding charges and registration fees, and other expenses as agreed to by the parties from time to time.

Administrator reserves the right to review excessive expenses covered on behalf of the Funds if not in line with industry standards.

V. Billing

Annual fees paid monthly in arrears in U.S. dollars.

APPENDIX C

PRICE SOURCE SCHEDULE

The Trust hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement (collectively, the “Authorized Price Sources”).

BLOOMBERG

RUSSELL/MELLON

EXTEL (LONDON)

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

REUTERS and its agents including without limitation WM&Co.

SUBCUSTODIAN BANKS

TELEKURS

VALORINFORM (GENEVA)

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

FINANCIAL INFORMATION INC. CARD

JJ KENNY

FRI CORPORATION

MORGAN STANLEY CAPITAL INTERNATIONAL

BEAR STEARNS

Lehman Brothers

Other data source:

By:	/s/ James J. Tracy
Name:
Title:
Date:

APPENDIX D

LIST OF FUNDS AND PORTFOLIOS

Fund

Large Capitalization Growth Investments

Large Capitalization Value Investments

Small Capitalization Growth Investments

Small Capitalization Value Investments

International Equity Investments

Emerging Markets Equity Investments

Core Fixed Income Investments

High Yield Investments

International Fixed Income Investments

Municipal Bond Investments

Government Money Investments